Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:
Steven F. Cooper Vice President Marketing Officer Tel: (440) 989-3007 Fax: (440) 989-3011	James H. Weber Senior Vice President, Marketing and Investor Relations Officer Tel: (440) 989-3005

LORAIN NATIONAL BANK’S ACQUISITION OF MORTGAGE ONE BANC
FINALIZED WITH SIGNING OF DEFINITIVE PURCHASE AGREEMENT

LORAIN, OH—July 6, 2004 – Lorain National Bank, the banking subsidiary of LNB Bancorp, Inc. (NASDAQ: LNBB) and Mortgage One Banc today announced that the two companies have finalized a definitive purchase agreement which enables Lorain National Bank to acquire for cash, Mortgage One Banc, a mortgage company headquartered in Lorain, Ohio. Mortgage One Banc operates through multiple delivery channels throughout the State of Ohio.

“Today is a historic one for our organization,” said James F. Kidd, president and chief executive officer of LNB Bancorp. “This is our first acquisition of this type and is truly an exciting one. We are positioning for growth, and the Mortgage One Banc partnership demonstrates our commitment to improving our product offerings.”

Mortgage One Banc will retain its identity and will continue to operate from its Lorain headquarters. All LNB mortgage employees will be retained and reassigned to other areas of the bank or to Mortgage One Banc. The transaction is expected to close within 30 days.

“We feel Mortgage One Banc will substantially improve our presence in the consumer mortgage and retail investment area, with a focus on doing what’s right for our customers — and for those who invest in LNB Bancorp. This is a great opportunity to establish a stronger presence in the mortgage market,” Kidd said.

Randy Bevins, Mortgage One Banc’s president and chief executive officer, said “We are pleased to be joining forces with Lorain National Bank and proud to be joining with a company that shares our strong commitment to customers, employees and the community.”

Kidd added, “Lorain National Bank is competitive and responsive to customer needs, and we are committed to providing superior products with superior service. With an aggressive sales culture, Mortgage One Banc has a proven record of performance for more than eight years, offering superior mortgage and retail investment products, employing a customer-focused philosophy.

“Most notably, Mortgage One’s focus on the total customer relationship aligns well with our approach, and we expect that this acquisition will enhance current and prospective customer relationships.”

About LNB Bancorp, Inc.
 LNB Bancorp, Inc., is a $752 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE) formed and approved in 2002, that provides qualified businesses with debt financing including commercial mortgage, construction, and commercial equipment loans aimed at stimulating economic growth and job creation in low- and moderate-income census tracts in Lorain, County, Ohio.

For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the “safe-harbor” provisions of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp’s filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations.

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